Exhibit 99.1

Garrett Motion Reports Second Quarter 2025 Financial Results; Raises Full Year Outlook
Second Quarter 2025 Financial Highlights
•Net sales totaled $913 million, up 3% on a reported basis and flat on a constant currency* basis
•Net income totaled $87 million; Net income margin of 9.5%
•Adjusted EBIT* totaled $124 million; Adjusted EBIT margin* of 13.6%
•Net cash provided by operating activities totaled $158 million
•Adjusted free cash flow* totaled $121 million
•Raised full-year 2025 outlook to reflect favorable foreign currency impacts

Second Quarter 2025 Business Highlights
•Awarded more than $1 billion in light vehicle turbo program extensions
•Won several awards with local and global OEMs for commercial vehicles and industrial power generation applications
•Achieved new milestones in our E-Powertrain, E-Cooling, and Fuel Cell programs
•Launched second innovation center in Wuhan
PLYMOUTH, Mich. and ROLLE, Switzerland, July 24, 2025 – Garrett Motion Inc. (Nasdaq: GTX) ("Garrett" or the "Company"), a leading differentiated automotive technology provider, today announced its financial results for the three months ended June 30, 2025. Additionally, the Company's Board of Directors has declared a cash dividend of $0.06 per share of common stock, payable on September 16, 2025, to shareholders of record as of September 2, 2025.

"Garrett delivered another strong quarter, outperforming the industry with solid financial results and an Adjusted EBIT margin of 13.6%," said Olivier Rabiller, President and CEO of Garrett Motion. "Our operational execution generated $121 million of Adjusted free cash flow, enabling $22 million in share repurchases and the payment of our second quarterly dividend of $13 million. We also reinforced our leadership in turbocharging, by securing awards for more than $1 billion in light vehicle program extensions whilst continuing to advance our zero-emission technologies, achieving new milestones in our E-Powertrain, E-Cooling, and Fuel Cell programs. With the launch of our second innovation center in Wuhan, we are scaling our R&D capabilities to meet the growing global demand for high-efficiency electrification solutions. Lastly, our inclusion in the Russell 2000® index this quarter reflects the positive momentum generated by our strategy and capital discipline."

$ millions (unless otherwise noted)	Q2 2025	Q2 2024	YTD 2025	YTD 2024
Net sales	913	890	1,791	1,805
Cost of goods sold	732	705	1,431	1,448
Gross profit	181	185	360	357
Gross profit %	19.8%	20.8%	20.1%	19.8%
Selling, general and administrative expenses	59	61	118	125
Income before taxes	102	87	187	168
Net income	87	64	149	130
Net income margin	9.5%	7.2%	8.3%	7.2%
Adjusted EBIT*	124	123	255	244
Adjusted EBIT margin*	13.6%	13.8%	14.2%	13.5%
Adjusted EBITDA*	154	150	313	301
Adjusted EBITDA margin*	16.9%	16.9%	17.5%	16.7%
Net cash provided by operating activities	158	126	214	210
Adjusted free cash flow*	121	62	157	130
* See reconciliations to the nearest GAAP measures below.

Results of Operations

Net sales for the second quarter of 2025 were $913 million, representing an increase of 3% (including a favorable impact of $23 million or 3% due to foreign currency translation) compared with $890 million in the second quarter of 2024. This increase was driven by foreign currency impacts and recoveries on newly enacted import tariffs. Strong demand for gasoline and commercial vehicle applications was more than offset by weaker demand for replacement parts on aftermarket sales and diesel products.

Cost of goods sold for the second quarter of 2025 increased to $732 million from $705 million in the second quarter of 2024, primarily driven by $16 million of foreign currency impacts, $15 million from the impact of newly enacted import tariffs, $6 million of unfavorable product mix and $3 million of higher sales volumes. These increases were partially offset by $8 million of productivity net of labor inflation, $4 million of commodity, transportation and energy deflation, and $1 million of lower R&D costs.

Gross profit totaled $181 million for the second quarter of 2025 as compared to $185 million in the second quarter of 2024, with a gross profit percentage for the second quarter of 2024 of 19.8% as compared to 20.8% in the second quarter of 2024. The decrease in gross profit was primarily driven by $25 million of unfavorable product mix and $2 million of pricing, net of inflation pass-through. These decreases were partially offset by $9 million of foreign currency impacts, $9 million of productivity, net of labor inflation, $4 million of commodity, transportation and energy deflation, $1 million from higher sales volumes, and $1 million of lower R&D costs. We also saw a $1 million impact on gross profit from newly enacted import tariffs due to the timing of negotiated recoveries.

Selling, general and administrative (“SG&A”) expenses for the second quarter of 2025 decreased to $59 million from $61 million in the second quarter of 2024. The decrease was primarily driven by $3 million of lower personnel costs partially offset by $2 million of unfavorable foreign exchange impacts.

Other expense in the second quarter of 2025 was $1 million as compared to $3 million in the second quarter of 2024. The decrease was primarily due to professional fees incurred in the prior year associated with our 2032 Senior Notes.

Interest expense in the second quarter of 2025 was $25 million as compared to $62 million in the second quarter of 2024. This decrease was primarily due to a $29 million reduction in debt issuance cost amortization, driven by accelerated amortization in the prior year, and $8 million in lower interest expense resulting from a change in the notional amount of debt outstanding in the period. Additionally, we recorded net gains of $4 million on designated and undesignated interest rate derivatives in the current year, consistent with the prior year's net gains of $4 million.

Non-operating income for the second quarter of 2025 was $6 million as compared to $1 million in the second quarter of 2024, with the increase primarily driven by foreign exchange transactional gains.

Tax expense for the second quarter of 2025 was $15 million as compared to $23 million in the second quarter of 2024, primarily related to a one-time sale of an equity interest in an unconsolidated joint venture in the prior year and a one-time benefit attributable to the revaluation of deferred tax assets in China, partially offset by an increase in U.S. taxes on international operations.

Net income for the second quarter of 2025 was $87 million as compared to $64 million in the second quarter of 2024. The $23 million increase was primarily due to $37 million of lower interest expense, $8 million of lower tax expense, $2 million of lower SG&A expense, $2 million of lower other expense, net, and a $5 million increase in non-operating income. These were partially offset by $4 million of decreased gross profit and the prior year gain of $27 million on the sale of an equity interest in an unconsolidated joint venture.

Net cash provided by operating activities totaled $158 million in the second quarter of 2025 as compared to $126 million in the second quarter of 2024, representing an increase of $32 million. This increase was primarily due to $76 million of favorable impacts from working capital changes and $23 million of higher net income, partially offset by a decrease of $37 million in non-cash charges and $30 million of unfavorable impacts from changes in other assets and liabilities.

Non-GAAP Financial Measures

Adjusted EBIT increased to $124 million in the second quarter of 2025 as compared to $123 million in the second quarter of 2024. The increase was mainly driven by $11 million of foreign currency impacts, $11 million of productivity, $4 million of commodity, transportation and energy deflation, and $1 million of higher volumes. These increases were partially offset by $25 million of unfavorable product mix and $2 million of lower pricing net of inflation pass-through.

Adjusted free cash flow was $121 million in the second quarter of 2025 as compared to $62 million in the second quarter of 2024. The increase was primarily driven by $92 million of favorable impact from working capital changes (net of factoring), partially offset by $24 million of higher cash interest paid and $8 million of higher cash taxes paid.

Liquidity and Capital Resources

As of June 30, 2025, Garrett had $862 million in available liquidity, including $232 million in cash and cash equivalents and $630 million of undrawn commitments under its revolving credit facility. As of December 31, 2024, Garrett had $725 million in available liquidity, including $125 million in cash and cash equivalents and $600 million of undrawn commitments under its revolving credit facility.

As of June 30, 2025, total principal amount of debt outstanding was $1,491 million, compared to $1,493 million as of December 31, 2024.

During the second quarter of 2025, we repurchased $22 million of our common stock under our authorized share repurchase program and we had remaining repurchase capacity of $198 million as of June 30, 2025.

Full Year 2025 Outlook
Garrett revised its outlook for the full year 2025 for certain GAAP and Non-GAAP financial measures.

	Full Year 2025 Outlook	Prior Outlook
Net sales (GAAP)	$3.4 billion to $3.6 billion	$3.3 billion to $3.5 billion
Net sales growth at constant currency (Non-GAAP)*	-3% to +2%	-3% to +2%
Net income (GAAP)	$233 million to $278 million	$209 million to $254 million
Adjusted EBITDA (Non-GAAP)*	$590 million to $650 million	$545 million to $605 million
Adjusted EBIT (Non-GAAP)*	$470 million to $530 million	$427 million to $487 million
Net cash provided by operating activities (GAAP)	$370 million to $450 million	$357 million to $447 million
Adjusted free cash flow (Non-GAAP)*	$330 million to $410 million	$300 million to $390 million
* See reconciliations to the nearest GAAP measures below.
Garrett’s full year 2025 outlook, as of July 24, 2025, includes the following expectations:

•2025 light vehicle industry production down 3% to flat versus 2024;
•2025 commercial vehicle industry, including both on- and off-highway, flat to +2% versus 2024;
•2025 average light vehicle battery electric vehicle penetration of 16%;
•Price (net of pass-through) and productivity offsetting inflation;
•2025 Euro/dollar assumption of 1.13 EUR to 1.00 USD;
•RD&E investment at 4.2% of sales in 2025;
•Capital expenditures at 2.5% of sales;
•Excludes the potential indirect impact of global trade policies and inflation, and assumes full direct tariff recovery.

Conference Call

Garrett will hold a conference call at 8:30 am EDT / 2:30 pm CET on Thursday, July 24, 2025, to discuss its results. To participate on the conference call, please dial +1-877-883-0383 (US) or +1-412-902-6506 (international) and use the passcode 6412693.

The conference call will also be broadcast over the internet and include a slide presentation. To access the webcast and supporting material, please visit the investor relations section of the Garrett Motion website at http://investors.garrettmotion.com. A replay of the conference call will be available by dialing +1-877-344-7529 (US) or +1-412-317-0088 (international) using the access code 1286102. The webcast will also be archived on Garrett’s website.
Forward-Looking Statements
This communication and related comments by management may include “forward-looking statements” within the meaning of the U.S. federal securities laws. Forward-looking statements are any statements other than statements of historical fact and can be identified by words such as “anticipate,” “intend,” “plan,” “goal,” “seek,” “believe,” “project,” “estimate,” “expect,” “strategy,” “future,” “likely,” “may,” “should,” “will,” and similar expressions. Forward-looking statements represent our current judgment about possible future activities, events, or developments that we intend, expect, project, believe, or anticipate will or may occur in the future. In making these statement, we rely upon assumptions and analysis based on our experience and perception of historical trends, current conditions, and expected future developments, as well as other factors we consider appropriate under the circumstances. We believe these judgments are reasonable, but these statements are not guarantees of any future performance, events, or results, and actual performance, events, or results may differ materially from those envisaged by our forward-looking statements due to a variety of important factors, many of which are described in our most recent Annual Report on Form 10-K and our other filings with the U.S. Securities and Exchange Commission, including risks related to the automotive industry, the competitive landscape and our ability to compete, and macroeconomic and geopolitical conditions, among others. You are cautioned not to place undue reliance on forward-looking statements, which speak only as of the date they are made, and we undertake no obligation to update publicly or otherwise revise any forward-looking statements, whether as a result of new information, future events, or other factors that affect the subject of these statement, except where we are expressly required to do so by law.
Non-GAAP Financial Measures
This communication includes the following non-GAAP financial measures, which are not calculated in accordance with generally accepted accounting principles in the United States (“GAAP”): Constant currency sales growth, Adjusted EBIT, Adjusted EBITDA, Adjusted EBIT margin, Adjusted EBITDA margin and Adjusted free cash flow. We believe these measures are useful to investors and management in understanding our ongoing operations and analysis of ongoing operating trends and are important indicators of operating performance because they exclude the effects of certain non-operating items, therefore making them more closely reflect our operational performance. Our calculation of these non-GAAP measures, including a reconciliation of such measures to the most closely related GAAP measure, are set forth in the Appendix to this presentation. These non-GAAP measures may not be comparable to similarly titled measures of other companies due to potential differences between companies in the method of calculation. As a result, the use of these non-GAAP measures has limitations and should not be considered superior to, in isolation from, or as a substitute for, related GAAP measures. For additional information regarding our non-GAAP financial measures, see our most recent Annual Report on Form 10-K and our other filings with the U.S. Securities and Exchange Commission.
About Garrett Motion Inc.
A differentiated technology leader, Garrett Motion has a 70-year history of innovation in the automotive sector (cars, trucks) and beyond (off-highway equipment, marine, power generators). Its expertise in turbocharging has enabled significant reductions in engine size, fuel consumption, and CO2 emissions. Garrett is expanding its positive impact by developing differentiated technology solutions for Zero Emission Vehicles, such as fuel cell compressors for hydrogen fuel cell vehicles, as well as electric propulsion and thermal management systems for battery electric vehicles. Garrett has six R&D centers, 13 manufacturing sites and a team of more than 9,000 employees in more than 20 countries. Its mission is to enable the transportation industry to advance motion through unique, differentiated innovations. For more information, please visit www.garrettmotion.com.

Contacts:
INVESTOR RELATIONS	MEDIA
Cyril Grandjean	Amanda Jones
+1.734.392.5504	+41.79.601.0787
investorrelations@garrettmotion.com	Amanda.Jones@garrettmotion.com

CONSOLIDATED INTERIM STATEMENTS OF OPERATIONS

	For the Three Months Ended June 30,		For the Six Months Ended June 30,
	2025	2024	2025	2024
	(Dollars in millions, except per share amounts)
Net sales	$913	$890	$1,791	$1,805
Cost of goods sold	732	705	1,431	1,448
Gross profit	181	185	360	357
Selling, general and administrative expenses	59	61	118	125
Other expense, net	1	3	8	4
Interest expense	25	62	54	93
Gain on sale of equity investment	—	(27)	—	(27)
Non-operating income, net	(6)	(1)	(7)	(6)
Income before taxes	102	87	187	168
Tax expense	15	23	38	38
Net income	$87	$64	$149	$130

Earnings per common share
Basic	$0.43	$0.29	$0.73	$0.56
Diluted	0.42	0.28	0.72	0.56

Weighted average common shares outstanding
Basic	202,672,945	224,321,948	203,886,530	230,493,039
Diluted	205,255,033	225,898,814	206,433,975	232,455,083

CONSOLIDATED INTERIM STATEMENTS OF COMPREHENSIVE INCOME

	Three Months Ended June 30,		Six Months Ended June 30,
	2025	2024	2025	2024
	(Dollars in millions)
Net income	$87	$64	$149	$130
Foreign exchange translation adjustment	(59)	—	(88)	18
Defined benefit pension plan adjustment, net of tax	—	2	—	3
Changes in fair value of effective cash flow hedges, net of tax	17	(2)	19	1
Changes in fair value of net investment hedges, net of tax	(128)	8	(163)	27
Total other comprehensive (loss) income, net of tax	(170)	8	(232)	49
Comprehensive (loss) income	$(83)	$72	$(83)	$179

CONSOLIDATED INTERIM BALANCE SHEETS

	June 30, 2025	December 31, 2024
	(Dollars in millions)
ASSETS
Current assets:
Cash and cash equivalents	$232	$125
Restricted cash	1	1
Accounts, notes and other receivables – net	721	687
Inventories – net	287	286
Other current assets	122	94
Total current assets	1,363	1,193
Investments and long-term receivables	11	10
Property, plant and equipment – net	458	449
Goodwill	193	193
Deferred income taxes	241	207
Other assets	137	224
Total assets	$2,403	$2,276
LIABILITIES
Current liabilities:
Accounts payable	$1,005	$972
Current maturities of long-term debt	7	7
Accrued liabilities	307	299
Total current liabilities	1,319	1,278
Long-term debt	1,460	1,464
Deferred income taxes	56	25
Other liabilities	380	182
Total liabilities	$3,215	$2,949
COMMITMENTS AND CONTINGENCIES
EQUITY (DEFICIT)
Common Stock, par value $0.001; 1,000,000,000 and 1,000,000,000 shares authorized, 242,405,426 and 240,987,329 issued and 201,727,919 and 206,387,938 outstanding as of June 30, 2025 and December 31, 2024, respectively	—	—
Additional paid – in capital	1,226	1,213
Retained deficit	(1,517)	(1,653)
Accumulated other comprehensive loss	(159)	73
Treasury Stock, at cost; 40,677,507 and 34,599,391 shares as of June 30, 2025 and December 31, 2024, respectively	(362)	(306)
Total deficit	(812)	(673)
Total liabilities and deficit	$2,403	$2,276

CONSOLIDATED INTERIM STATEMENTS OF CASH FLOWS	Six Months Ended June 30,
	2025	2024
	(Dollars in millions)
Cash flows from operating activities:
Net income	$149	$130
Adjustments to reconcile net income to net cash provided by operating activities
Deferred income taxes	(3)	14
Depreciation	45	44
Amortization of deferred issuance costs	3	33
Gain on sale of equity investment	—	(27)
Foreign exchange (gain) loss	(65)	13
Stock compensation expense	13	13
Pension expense	1	1
Unrealized loss (gain) on derivatives	81	1
Other	4	3
Changes in assets and liabilities:
Accounts, notes and other receivables	8	50
Inventories	20	(24)
Other assets	(7)	17
Accounts payable	(13)	(33)
Accrued liabilities	(44)	(5)
Other liabilities	22	(20)
Net cash provided by operating activities	$214	$210
Cash flows from investing activities:
Expenditures for property, plant and equipment	(41)	(49)
Proceeds from cross-currency swap contracts	15	21
Proceeds from sale of equity investment	—	46
Net cash used for investing activities	$(26)	$18
Cash flows from financing activities:
Proceeds from issuance of long-term debt, net of deferred financing costs	68	794
Payments of long-term debt	(73)	(989)
Repurchases of Common Stock	(52)	(173)
Excise tax on Common Stock repurchase	(3)	—
Dividend payments	(25)	—
Payments for debt and revolving facility financing costs	(2)	(7)
Other	(2)	(9)
Net cash used for financing activities	$(89)	$(384)
Effect of foreign exchange rate changes on cash, cash equivalents and restricted cash	8	(5)
Net increase (decrease) in cash, cash equivalents and restricted cash	107	(161)
Cash, cash equivalents and restricted cash at beginning of the period	126	260
Cash, cash equivalents and restricted cash at end of the period	$233	$99
Supplemental cash flow disclosure:
Income taxes paid (net of refunds)	37	27
Interest paid	46	42

Reconciliation of Net Income to Adjusted EBIT(1) and Adjusted EBITDA(1)

	Three Months Ended June 30,		Six Months Ended June 30,
	2025	2024	2025	2024
	(Dollars in millions)
Net income	$87	$64	$149	$130
Interest expense, net of interest income (2)	23	61	52	90
Tax expense	15	23	38	38
EBIT	125	148	239	258
Repositioning costs	(2)	1	5	12
Foreign exchange gain on debt, net of related hedging loss	(1)	(1)	—	(1)
Factoring and notes receivables discount fees	1	1	2	2
Gain on sale of equity investment	—	(27)	—	(27)
Other non-operating income (3)	(2)	(2)	(3)	(3)
Debt refinancing and redemption costs (4)	—	2	6	2
Acquisition and divestiture expenses	3	1	6	1
Adjusted EBIT	124	123	255	244
Depreciation	23	22	45	44
Stock compensation expense (5)	7	5	13	13
Adjusted EBITDA	$154	$150	$313	$301

Net sales	$913	$890	$1,791	$1,805

Net income margin	9.5%	7.2%	8.3%	7.2%
Adjusted EBIT margin (6)	13.6%	13.8%	14.2%	13.5%
Adjusted EBITDA margin (7)	16.9%	16.9%	17.5%	16.7%

(1)We evaluate performance on the basis of Adjusted EBIT and Adjusted EBITDA. We define “EBIT” as our net income calculated in accordance with U.S. GAAP, plus the sum of (i) interest expense net of interest income and (ii) tax expense. We define Adjusted EBIT as EBIT, plus the sum of (i) repositioning costs, (ii) foreign exchange (gain) loss on debt net of related hedging gain/loss, (iii) discounting costs on factoring, (iv) gain on sale of equity investment, (v) acquisition and divestiture expenses, (vi) other non-operating income, (vii) capital structure transformation expenses, (viii) debt refinancing and redemption costs, and (ix) loss on extinguishment of debt, if any. We define Adjusted EBITDA as EBIT, plus the sum of (i) repositioning costs, (ii) foreign exchange (gain) loss on debt net of related hedging gain/loss, (iii) discounting costs on factoring, (iv) gain on sale of equity investment, (v) acquisition and divestiture expenses, (vi) other non-operating income, (vii) capital structure transformation expenses, (viii) debt refinancing and redemption costs, and (ix) loss on extinguishment of debt, if any, plus (x) depreciation and (xi) stock compensation expense. We believe that Adjusted EBIT and Adjusted EBITDA are important indicators of operating performance and provide useful information for investors because:
•Adjusted EBIT and Adjusted EBITDA exclude the effects of income taxes, as well as the effects of financing activities by eliminating the effects of interest and therefore more closely measure our operational performance;
•certain adjustment items, while periodically affecting our results, may vary significantly from period to period and could therefore have a disproportionate effect in a given period, affecting the comparability of our results; and
•Adjusted EBITDA also excludes the effects of investing activities by eliminating the effects of depreciation.
In addition, our management may use Adjusted EBITDA in setting performance incentive targets to align performance measurement with operational performance.
(2)    Reflects interest income of $2 million and $1 million for the three months ended June 30, 2025 and 2024, respectively, and $2 million and $3 million for the six months ended June 30, 2025 and 2024, respectively.
(3)     Reflects the non-service component of net periodic pension income.
(4) Reflects the third-party costs directly attributable to the repricing of our term loan and revolving credit facility.
(5)    Stock compensation expense includes only non-cash expenses.
(6)    Adjusted EBIT margin represents Adjusted EBIT as a percentage of net sales.
(7)    Adjusted EBITDA margin represents Adjusted EBITDA as a percentage of net sales.

Reconciliation of Constant Currency Sales % Change(1)

	Three Months Ended June 30,		Six Months Ended June 30,
	2025	2024	2025	2024
Garrett
Reported sales % change	3%	(12)%	(1)%	(9)%
Less: Foreign currency translation	3%	(2)%	0%	(1)%
Constant currency sales % change	—%	(10)%	(1)%	(8)%

Gasoline
Reported sales % change	6%	(17)%	5%	(11)%
Less: Foreign currency translation	2%	(2)%	0%	(2)%
Constant currency sales % change	4%	(15)%	5%	(9)%

Diesel
Reported sales % change	(1)%	(15)%	(8)%	(12)%
Less: Foreign currency translation	4%	(1)%	0%	(1)%
Constant currency sales % change	(5)%	(14)%	(8)%	(11)%

Commercial vehicles
Reported sales % change	6%	(4)%	1%	(8)%
Less: Foreign currency translation	2%	(2)%	0%	(2)%
Constant currency sales % change	4%	(2)%	1%	(6)%

Aftermarket
Reported sales % change	(8)%	6%	(10)%	4%
Less: Foreign currency translation	2%	(1)%	0%	(1)%
Constant currency sales % change	(10)%	7%	(10)%	5%

Other Sales
Reported sales % change	31%	(13)%	19%	0%
Less: Foreign currency translation	5%	(2)%	1%	(2)%
Constant currency sales % change	26%	(11)%	18%	2%
(1)    We define constant currency sales growth as the year-over-year change in reported sales relative to the comparable period, excluding the impact on sales from foreign currency translation. We believe this measure is useful to investors and management in understanding our ongoing operations and in analysis of ongoing operating trends.

Reconciliation of Cash Flow from Operations to Adjusted Free Cash Flow(1)

	Three Months Ended June 30,		Six Months Ended June 30,
	2025	2024	2025	2024
	(Dollars in millions)
Net cash provided by operating activities	$158	$126	$214	$210
Expenditures for property, plant and equipment	(15)	(17)	(41)	(49)
Net cash provided by operating activities less expenditures for property, plant and equipment	143	109	173	161
Capital structure transformation expenses	—	—	—	1
Acquisition and divestiture expenses	4	1	5	1
Cash payments for repositioning	3	4	6	13
Proceeds from cross currency swap contracts	11	4	15	8
Cash payments for debt refinancing costs	—	—	6	—
Factoring and P-notes	(40)	(56)	(48)	(54)
Adjusted free cash flow (1)	$121	$62	$157	$130
(1)    Adjusted free cash flow reflects an additional way of viewing liquidity that management believes is useful to investors in analyzing the Company’s ability to service and repay its debt. The Company defines adjusted free cash flow as cash flow provided from operating activities less capital expenditures and additionally adjusted for other discretionary items including cash flow impacts for capital structure transformation expenses, acquisition and divestiture expenses, debt refinancing costs, and factoring and guaranteed bank notes activity.

Full Year 2025 Outlook Reconciliation of Reported Net Sales to Net Sales Growth at Constant Currency

	2025 Full Year
	Low End	High End
Reported net sales (% change)	(2)%	4%
Foreign currency translation	1%	2%
Full year 2025 Outlook Net sales growth at constant currency	(3)%	2%

Full Year 2025 Outlook Reconciliation of Net Income to Adjusted EBITDA

	2025 Full Year
	Low End	High End
	(Dollars in millions)
Net income	$233	$278
Interest expense, net of interest income *	123	123
Tax expense	76	91
Factoring and notes receivables discount fees	2	2
Acquisition and divestiture expenses	6	6
Debt refinancing and redemption costs	6	6
Repositioning costs	24	24
Full Year 2025 Outlook Adjusted EBIT	$470	$530
Depreciation	95	95
Stock compensation expense	25	25
Full Year 2025 Outlook Adjusted EBITDA	$590	$650
*    Excludes the effects of marked-to-market fluctuations from our interest rate swap contracts

Full Year 2025 Outlook Reconciliation of Net Cash Provided by Operating Activities to Adjusted Free Cash Flow

	2025 Full Year
	Low End	High End
	(Dollars in millions)
Net cash provided by operating activities	$370	$450
Expenditures for property, plant and equipment	(89)	(89)
Net cash provided by operating activities less expenditures for property, plant and equipment	281	361
Cash payments for repositioning	25	25
Proceeds from cross currency swap contracts	12	12
Acquisition and divestiture expenses	6	6
Cash payments for debt refinancing costs	6	6
Full Year 2025 Outlook Adjusted free cash flow	$330	$410